Exhibit 99.1

NEWS RELEASE
July 31, 2018

DOMINION ENERGY/SCANA MERGER RECEIVES APPROVAL OF SCANA SHAREHOLDERS

RICHMOND, VA and CAYCE, SC – July 31, 2018 – The proposed combination of Dominion Energy, Inc. (NYSE: D) and SCANA Corporation (NYSE: SCG) has achieved another significant milestone with the approval of SCANA's shareholders.  SCANA's special shareholder meeting was held today in Columbia, South Carolina, with Chairman of the Board of Directors, Maybank Hagood and Chief Executive Officer, Jimmy Addison presiding.

During the meeting, shareholders voted to approve the Merger Agreement, dated as of January 2, 2018 with Dominion Energy, meeting the requirement of receiving an affirmative vote from at least two-thirds of the outstanding shares of SCANA's common stock.

"We are pleased with the approval from our shareholders," said Maybank Hagood, SCANA's Chairman of the Board of Directors.  "We believe the merger with Dominion Energy offers the most comprehensive solution for our customers and aligns SCANA with a company that mirrors our commitment to delivering safe and reliable energy."

The merger previously received approval of the Federal Energy Regulatory Commission, the Georgia Public Service Commission, and early termination by the Federal Trade Commission of the 30-day waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act. The merger remains contingent upon approvals from the Public Service Commissions of South Carolina and North Carolina and authorization of the Nuclear Regulatory Commission, among other conditions.

If the merger is completed, the combined company would deliver energy to approximately 6.5 million regulated customer accounts and have an electric generating portfolio of about 31,400 megawatts and 93,600 miles of electric transmission and distribution lines. It also would have a natural gas pipeline network totaling 106,400 miles and operate one of the nation's largest natural gas storage systems with 1 trillion cubic feet of capacity.

About Dominion Energy
Nearly 6 million customers in 19 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D). The company is committed to sustainable, reliable, affordable, and safe energy and is one of the nation's largest producers and transporters of energy with over $75 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution, and import/export services.  As one of the nation's leading solar operators, the company intends to reduce its carbon intensity 50 percent by 2030. Headquartered in Richmond, Va., Dominion Energy contributes more than $20 million annually to the communities it serves and actively supports veterans and their families. Please visit www.DominionEnergy.com, Facebook or Twitter to learn more.

About SCANA
SCANA Corporation (NYSE: SCG), headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the company's website at www.scana.com.

Forward-looking statements
This release contains statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  The statements relate to, among other things, expectations, estimates and projections. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "outlook," "predict," "project," "should," "strategy," "target," "will," "would," "potential" and similar terms and phrases to identify forward-looking statements in this release. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed acquisition of SCANA; the risk that Dominion Energy or SCANA may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction or cause the parties to abandon the transaction; the risk that conditions to the closing of the transaction may not be satisfied; or the risk that an unsolicited offer for the assets or capital stock of SCANA may interfere with the transaction. Other risk factors for Dominion Energy's and SCANA's businesses are detailed from time to time in Dominion Energy's and SCANA's quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC).

For further information:
DOMINION ENERGY CONTACTS: Media: Chet Wade, (804) 775-5697 or Chet.Wade@dominionenergy.com;
Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com.

SCANA CONTACTS: Media: Public Affairs, (800) 562-9308;
Financial analysts: Bryant Potter, (803) 217-6916